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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): February 14, 2002


                            CRESCENT OPERATING, INC.
               (Exact name of registrant as specified in charter)


                Delaware                                0-22725                             75-2701931
      (State or other jurisdiction                    (Commission                         (IRS Employer
           of incorporation)                         file number)                      Identification No.)

               777 Taylor Street
                  Suite 1050
               Fort Worth, Texas                                                              76102
   (Address of principal executive offices)                                                 (Zip code)

       Registrant's telephone number, including area code: (817) 339-2200

                                 Not Applicable
          (Former name or former address, if changed since last report)


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On February 14, 2002, Crescent Operating, Inc. (the "Company") filed a press release announcing the execution of an agreement (the "Agreement") between the Company, certain of its subsidiaries, Crescent Real Estate Equities Limited Partnership ("Crescent Partnership") and Crescent Real Estate Equities Company ("CEI," and together with Crescent Partnership, "Crescent"). The press release announcing the execution of the Agreement is included as Exhibit 99.1 to this Form 8-K.

The Agreement

         After arms-length negotiations with Crescent, the Company entered into the Agreement to effect an orderly resolution of payment defaults by the Company and certain of its subsidiaries on debt and lease obligations exceeding approximately $125.2 million that were owed to Crescent. These obligations relate to lease obligations of the Company's subsidiaries to pay rent and from loans made by Crescent to the Company, which loans are secured by substantially all of the Company's assets. The sole director of the Company analyzed the available alternatives and, after consulting with financial and legal advisors, concluded that the prepackaged bankruptcy plan contemplated by the Agreement provided the greatest likelihood of any recovery to the Company's stakeholders other than Crescent, including its unsecured creditors and stockholders.

         Pursuant to the Agreement:

         o The Company permitted Crescent to foreclose on substantially all of the Company's equity interests in its residential land development and related entities in satisfaction of debt obligations to Crescent of $40.1 million.

         o The Company transferred to Crescent, in lieu of foreclosure, the Company's hotel operations in exchange for the cancellation of an aggregate amount of rent obligations due to Crescent of $23.6 million.

         o Crescent will advance funds pursuant to a note payable by the Company to Crescent in the principal amount of up to $8,575,000 to cover claims and reasonable out-of-pocket operating expenses of the Company in connection with the contemplated reorganization transactions (the "Promissory Note").

         o Crescent will assist the Company in arranging for the Company's repayment of its obligations to Bank of America in the amount of approximately $15.0 million, plus accrued interest.

         o The Company will file a prepackaged bankruptcy plan pursuant to Chapter 11 of the United States Bankruptcy Code. As part of the bankruptcy plan, it is expected that the balance of debt and rent obligations of the Company to Crescent will be cancelled.

         o Provided that the stockholders of the Company vote to accept the bankruptcy plan, CEI will issue to each holder of the Company's common stock the number of shares of CEI common stock equal to the product of (i) the number of shares of the Company's common stock owned by such holder on the confirmation date of the Company's bankruptcy, divided by the number of shares of the Company's common stock outstanding on that date, multiplied by (ii) $10.8 million reduced by the amount by which Crescent's actual expenses, other than any payments to satisfy the $15 million claim against the Company by Bank of America, incurred in connection with the reorganization transactions exceed $5.2 million, divided by the average of the daily closing prices per CEI common share as reported on the New York Stock Exchange Composite


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                  Transactions reporting system for the 10 consecutive trading days immediately preceding the date of confirmation of the bankruptcy plan. The Company and Crescent estimate that Crescent will pay total claims and expenses of between $8.0 million and $11.0 million. Accordingly, the total value of the CEI common shares issued to the Company's stockholders is expected to be between $0.74 and $0.46 per share of the Company's common stock, but could be as little as $0 per share of the Company's common stock.

         o The Company will sell its interest in COPI Cold Storage, LLC, which owns a 40% general partner interest in the owner of the tenant of the temperature controlled logistics properties, to a new entity that will be owned by the shareholders of CEI in exchange for approximately $15.0 to $15.5 million.

         o The parties made certain representations, warranties, covenants and agreements for indemnification customary to an agreement of this type.

         o The Company has released all claims that had arisen or that it might have against Crescent and certain Crescent affiliates. In addition, the current and former directors and officers of the Company and the current and former trust managers and officers of Crescent will receive general liability releases.

         The foregoing description is qualified in its entirety by reference to the Agreement and Promissory Note, which are filed herewith as Exhibits 2.1 and
2.2 and incorporated herein by reference.

The Bankruptcy Plan

         On February 14, 2002, the company filed a preliminary proxy statement with the Securities and Exchange Commission (the "SEC") regarding the solicitation of proxies for the approval of the Chapter 11 bankruptcy plan contemplated by the Agreement. As soon as practicable following clearance by the SEC of the proxy statement, the Company will distribute the proxy statement to its stockholders and hold the special meeting. As contemplated by the Agreement, the Company's bankruptcy plan will include, among other things, provisions requiring the issuance of common shares of CEI to the Company's stockholders, the sale of the Company's interest in COPI Cold Storage, LLC to a spin-off entity held by CEI's shareholders for approximately $15.5 million, the satisfaction of Bank of America's claim against the Company and the satisfaction of all unsecured claims against the Company. As soon as practicable after the special meeting, whether or not the Company's stockholders accept the bankruptcy plan, the Company will file the bankruptcy plan with the United States Bankruptcy Court. Upon the confirmation by the bankruptcy court of the Company's bankruptcy plan, the Company expects to distribute common shares of CEI to its stockholders as outlined above (provided that the Company's stockholders accept the bankruptcy plan), close its stock books to future transfers, cancel its existing and outstanding common stock and effect an orderly termination of its business. It is contemplated that the Company will complete this bankruptcy process in the third quarter of 2002.

Certain Relationships

         In the past, the Company has entered into various transactions and arrangements with Crescent and certain officers and directors of Crescent. Certain significant relationships are summarized in the following paragraphs.


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         The Company was originally formed in 1997 to be the lessee and operator of certain assets owned by Crescent. To effect this arrangement, the Company and Crescent entered into an intercompany agreement. Pursuant to the intercompany agreement, the Company generally had the right of first refusal to act as lessee of certain real property acquired by Crescent and the obligation to make available to Crescent certain real estate investment opportunities presented to the Company.

         Prior to the events that are the subject of this Form 8-K, the Company operated in four business segments: (i) equipment sales and leasing, (ii) hospitality, (iii) land development and (iv) temperature controlled logistics. With the exception of the first segment, the Company had lease, investment, or financing relationships with Crescent or its affiliates within each business segment.

         Within the hospitality segment, the Company, through subsidiaries, leased the eight hotels and destination health and fitness resorts that comprised the segment from Crescent. Under the leases, the Company's subsidiaries assumed the rights and obligations of the property owner, as well as obligations to pay taxes and to fund capital expenditures. The Company has an interest in the operator of the temperature-controlled logistics properties that comprise its temperature-controlled logistics segment through its ownership of COPI Cold Storage, LLC. The operator in turn leases substantially all of the temperature-controlled logistics properties at which it conducts its operations from a partnership in which Crescent has an interest. The land development segment consisted of the ownership of the voting stock of various entities in which Crescent owned the non-voting stock, with the entities owned by the Company and Crescent investing in residential and resort land development operations through other direct and indirect subsidiaries.

         The Company and certain of its subsidiaries also had various debt obligations payable to Crescent. During the first quarter of 2000, the Company extended its obligations under its debt facilities by reaching agreements with Crescent to defer payments until February 2001. In the first and second quarters of 2001, the Company further extended payment of those obligations in connection with an asset and stock purchase agreement whereby Crescent agreed to acquire the Company's hotel operations, land development interests and other assets in exchange for approximately $78.4 million. Crescent also entered into an agreement to make a $10.0 million investment in Crescent Machinery Company ("Crescent Machinery"), a wholly-owned subsidiary of the Company, which, along with capital from a third-party investment firm, was expected to put Crescent Machinery on solid financial footing. Due to difficulties in finalizing these transactions (which resulted in part from the downturn in the economy, particularly after September 11), on January 22, 2002, Crescent terminated this asset and stock purchase agreement. On February 4, 2002, Crescent terminated the agreement relating to its planned investment in Crescent Machinery. On February 13, 2002, Crescent delivered default notices to the Company relating to approximately $49.0 million of unpaid rent and approximately $76.2 million of principal and accrued interest due to Crescent under the debt instruments described above.

         Prior to February 13, 2002, Richard E. Rainwater acted as the Chairman of the Board of Directors of the Company and the Board of Trust Managers of CEI and John C. Goff served as the Vice Chairman of the Boards and Chief Executive Officer of both the Company and CEI. Mr. Goff also serves as the sole director, President and Chief Executive Officer of the sole general partner of Crescent Partnership. Effective February 13, 2002, both Mr. Rainwater and Mr. Goff resigned from their respective positions with the Company in order to avoid potential conflicts of interest and the appearance of impropriety in connection with the reorganization transactions described herein. Mr. Rainwater and Mr. Goff continue to hold significant ownership positions in CEI and the Company.


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         Messrs. Goff and Rainwater are also parties to a support agreement with the Company and Bank of America whereby they have personally agreed to make additional equity investments in the Company if and to the extent the Company defaults on payment obligations on its line of credit with Bank of America. In connection with the Company's bankruptcy plan, it is expected that the Company's line of credit with Bank of America will be fully repaid, and Messrs. Goff and Rainwater will be relieved of their potential personal liability under the support agreement.

         The Company was also the sole general partner of COPI Colorado, LP. Mr. Goff is, and was while the Company was the sole general partner of COPI Colorado, LP, a limited partner of COPI Colorado, LP.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)      not applicable

(b)      Pro Forma Financial Information*

(c)      Exhibits

         2.1 Settlement Agreement, dated as of February 14, 2002, by and among Crescent Real Estate Equities Limited Partnership, Crescent Real Estate Equities Company and Crescent Operating, Inc., Rosestar Management LLC, Canyon Ranch Leasing, L.L.C., Wine Country Hotel, LLC, Rosestar Southwest, LLC and COI Hotel Group, Inc.

         2.2 Promissory Note, dated as of February 14, 2002, executed by Crescent Operating, Inc. and payable to Crescent Real Estate Equities Limited Partnership in the amount of $8,575,000.00.

         99.1     Press Release dated February 14, 2002.

------------------------
* The Company will file the required financial statements with respect to this transaction under the cover of an amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than 60 days after the date on which this Current Report on Form 8-K was required to have been filed.



                                    * * * * *

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       CRESCENT OPERATING, INC.

Date: February 28, 2002
                                       By: /s/ JEFFREY L. STEVENS
                                           -------------------------------------
                                           Jeffrey L. Stevens
                                           President and Chief Executive Officer


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                                 EXHIBIT INDEX

Exhibit
Number   Description
------   -----------
2.1      Settlement Agreement, dated as of February 14, 2002, by and among
         Crescent Real Estate Equities Limited Partnership, Crescent Real Estate
         Equities Company and Crescent Operating, Inc., Rosestar Management LLC,
         Canyon Ranch Leasing, L.L.C., Wine Country Hotel, LLC, Rosestar
         Southwest, LLC and COI Hotel Group, Inc.

2.2      Promissory Note, dated as of February 14, 2002, executed by Crescent
         Operating, Inc. and payable to Crescent Real Estate Equities Limited
         Partnership in the amount of $8,575,000.00.

99.1     Press Release dated February 14, 2002.
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